EXHIBIT 5.1

[Letterhead of Sullivan & Triggs, LLP]

April 4, 2008

Digital Domain
300 Rose Avenue
Venice, California 90291

Re:	Digital Domain
Registration Statement on Form S-1
(File No. 333-147993)

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (No. 333-147993) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), originally filed with the Securities and Exchange Commission by Digital Domain, a Delaware corporation (the “Company”), on December 11, 2007, as thereafter amended or supplemented, relating to the proposed initial public offering of up to 6,900,000 shares (the “Shares”) of its Common Stock, par value $0.0001 per share (the “Common Stock”), including up to 900,000 shares of Common Stock proposed to be sold pursuant to an over-allotment option granted by the Company to the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and the Underwriters. Following the effectiveness of the Registration Statement, the Company intends to sell the Shares to the Underwriters pursuant to the Underwriting Agreement. This opinion is rendered pursuant to Item 16 of Form S-1 and the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We are acting as counsel to the Company in connection with the Registration Statement. We have examined copies of the Registration Statement, and the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents, and have made such other and further investigations, as we have deemed relevant or necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Based upon our examination described above, subject to the assumptions stated herein, it is our opinion that, subject to, and upon, final action by or on behalf of the board of directors of the Company approving the number and the price of the Shares, the Shares will be duly authorized by the Company and, upon delivery thereof against payment therefor in accordance with the terms of the Underwriting Agreement as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

We do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein.

In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & TRIGGS, LLP